                                                                      Exhibit 12

                                   TXU CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                               Year Ended December 31,
                                                             -----------------------------------------------------------
                                                                1999        1998        1997        1996        1995
                                                             ----------  ----------  ----------  ----------  -----------
                                                                         Thousands of Dollars, Except Ratios
EARNINGS:
   Net income (loss)                                         $  984,694  $  739,959  $  660,454  $  753,606   $(138,645)
   Add:  Total federal income taxes (benefit)                   448,813     526,832     376,898     375,232     (60,035)
         Fixed charges (see detail below)                     1,622,493   1,473,403     854,822     851,482     732,313
         Preferred dividends of subsidiaries                     13,665      16,514      27,983      53,358      84,914
                                                             ----------  ----------  ----------  ----------   ---------
             Total earnings                                  $3,069,665  $2,756,708  $1,920,157  $2,033,678   $ 618,547
                                                             ==========  ==========  ==========  ==========   =========

FIXED CHARGES:
   Interest expense                                          $1,456,694  $1,299,315  $  762,937  $  797,893   $ 706,183
   Rentals representative of the interest factor                 69,656     100,087      22,184      20,588      24,329
   Distributions on preferred trust securities
       of subsidiaries*                                          96,143      74,001      69,701      33,001       1,801
                                                             ----------  ----------  ----------  ----------   ---------
             Fixed charges deducted from earnings             1,622,493   1,473,403     854,822     851,482     732,313
   Preferred dividends of subsidiaries (pretax)**                19,893      28,271      43,952      79,926     121,683
                                                             ----------  ----------  ----------  ----------   ---------

             Total fixed charges                              1,642,386   1,501,674     898,774     931,408     853,996
                                                             ----------  ----------  ----------  ----------   ---------

   Preferred dividends of registrant                                  0           0           0           0           0
                                                             ----------  ----------  ----------  ----------   ---------

             Fixed charges and preferred dividends           $1,642,386  $1,501,674  $  898,774  $  931,408   $ 853,996
                                                             ==========  ==========  ==========  ==========   =========

RATIO OF EARNINGS TO FIXED CHARGES (a)                             1.87        1.84        2.14        2.18        0.72
                                                             ==========  ==========  ==========  ==========   =========

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS (a)                             1.87        1.84        2.14        2.18        0.72
                                                             ==========  ==========  ==========  ==========   =========

*   Distributions on preferred trust securities are deductible for tax purposes.

**  Preferred dividends multiplied by the ratio of pre-tax income to net income.

(a) For the year ended December 31, 1995, fixed charges and combined fixed charges and preferred dividends exceeded earnings by $235 million.